Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3
(Form Type)

Westinghouse Air Brake Technologies Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Notes	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	(1)	Debt	4.900% Senior Notes due 2030	457(r)	$500,000,000	99.943%	$499,715,000	0.0001531	$76,506.37
	(2)	Debt	5.500% Senior Notes due 2035	457(r)	$750,000,000	99.932%	$749,490,000	0.0001531	$114,746.92
	(3)	Other	Guarantees of Subsidiary Guarantors	457(n)	—	—	—	—	—
		Total Offering Amounts					$1,249,205,000		$191,253.29
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$191,253.29

Offering Note

(1)
This filing fee table shall be deemed to update the ''Calculation of Filing Fee Table'' included as Exhibit 107 to Westinghouse Air Brake Technologies Corporation's (the ''Company'') Registration Statement on Form S-3, as amended (File No. 333-275386), in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the ''Securities Act'').

(2)	See footnote (1).

(3)
See footnote (1). The notes issued by the Company will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by each of the Company’s current and future subsidiaries that guarantee indebtedness under the amended and restated credit agreement, dated as of April 23, 2025, by and among the Company, Wabtec Transportation Netherlands B.V. and the other borrowing subsidiaries party thereto, the lenders party thereto and PNC Bank, National Association, as administrative agent, or any other debt of the Company or any other guarantor. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

Narrative Disclosure

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of this offering is $1,249,205,000.